Exhibit 3.2

BY-LAWS OF ANALYSTS INTERNATIONAL CORPORATION
As Amended and Restated as of December 14, 2010

ARTICLE I.
CORPORATE SEAL

The corporate seal shall be circular in form and have inscribed thereon in a circle the name “Analysts International Corporation” and the words “Corporate Seal” within the circle.

ARTICLE II.
MEETINGS OF SHAREHOLDERS

Section 1.  An annual meeting of the shareholders of the corporation entitled to vote for the election of directors shall be held at such place within or without the State of Minnesota as shall be determined from time to time by the Board of Directors.  Such annual meeting shall be held on such day in the month of October in each year or at such other time as the Board of Directors shall determine, at which time the shareholders, voting as provided in the Articles of Incorporation, shall elect a Board of Directors for the ensuing year, and shall transact such other business as shall properly come before the meeting.  The holders of a majority of shares outstanding entitled to vote for the election of directors at said meeting, represented either in person or by proxy, shall constitute a quorum for the transaction of business.  In case a quorum be not present at the annual meeting, those present may adjourn to such a day as they shall agree upon.  A notice of such adjournment shall be mailed to each shareholder entitled to vote, at least five (5) days before such adjourned meeting, but if a quorum be present, they may adjourn from day to day as they see fit and no notice need be given.

Section 2. Except as may otherwise be provided by the Board of Directors from time to time, only shareholders of record at the close of business on the record date established by the Board of Directors shall be entitled to vote at such meeting.

Section 3. Special meetings of the shareholders of the corporation may be called and held as provided in the Minnesota Business Corporation Act as now in force or hereafter amended.  Any shareholder proposing to bring any item of business before such special meeting is required to furnish complete and timely notice as set forth in Article III, Section 6, of these By-Laws, and shall otherwise comply with applicable laws, rules and regulations.

Section 4.  For annual shareholders’ meetings there shall be mailed to each person shown by the books of the corporation (or of the corporation’s transfer agent) to be, on the record date for determining shareholders entitled to vote, a holder of record of voting shares, at his address as shown by such books, a notice setting out the time and place of the annual meeting, which notice shall be mailed at least ten (10) days prior thereto.  For special shareholders’ meetings there shall be mailed to each person shown by the books of the corporation to be a shareholder of record at the time of mailing such notice and entitled to receive such notice, at his address as shown by the books of the corporation, a notice setting out the time, place and object of each special meeting, which notice shall be mailed at least two (2) days prior thereto.

ARTICLE III.
DIRECTORS

Section 1.  The business and property of the corporation shall be managed by the Board of Directors, consisting of not less than five, nor more than nine, members.  The Board of Directors shall from time to time determine the number of directors within the range of five to nine.  The term of each director shall continue until the next regular meeting of the corporation or until a successor is elected and qualified.

Section 2.  A majority of the Board of Directors shall constitute a quorum for the transaction of business, provided, however, that if any vacancies exist by reason of death, resignation or otherwise, a majority of the remaining directors shall constitute a quorum for the filling of such vacancies.

Section 3.  The directors shall meet annually immediately after, and at the place of, the annual meeting of the shareholders or as soon thereafter as is practicable, unless otherwise specified by the directors. Regular meetings of the Board of Directors shall be held from time to time at such place and time as may from time to time be fixed by resolutions adopted by the Board of Directors.  No notice need be given of any regular meeting.  Special meetings of the Board of Directors may be held at such time and place as may from time to time be designated in the notice or waiver of notice of the meeting.  Special meetings of the Board of Directors may be called by the President or by any two (2) directors.  Notice of such special meetings shall be given by the Secretary who shall give at least twenty-four (24) hours’ notice thereof to each director by mail, telegraph, telephone or in person, provided that no notice of any meeting need be given to any director while he is in the armed forces of the United States.

Section 4. Directors need not be shareholders of the corporation.

Section 5.  Nomination of Directors. Only a person who is nominated (x) by or at the direction of the Board of Directors or (y) by a shareholder in accordance with these By-Laws may be eligible to serve as a director of the corporation.  This Section 5 shall be the exclusive means for a shareholder to nominate director candidates.

(a)  Timing of Notice.  To be timely, a shareholder’s notice of director nomination(s) to be made at an annual meeting of shareholders must be delivered to the Secretary of the corporation, or mailed and received at the principal executive offices of the corporation, not less 120 days before the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, such notice will be timely only if so delivered or mailed and received no later than the later of 120 days prior to the date of the annual meeting or 10 days after the first public announcement of the date of the annual meeting.  In the case of a special meeting of shareholders called for the purpose of electing directors, a shareholder’s notice of director nomination(s) to be made at the meeting must be so delivered or mailed and received within 10 days after the first public announcement of such special meeting. Except to the extent otherwise required by law, the adjournment of a meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as describe above. Nothing in this Section shall reduce or otherwise affect the notice period required under Rule 14a-11 under the Exchange Act, if such Rule 14a-11 becomes effective, in order for a shareholder to have the right, under Rule 14a-11, to include or have disseminated or described in the corporation’s proxy statement or on the proxy card of the Board of Directors for any meeting of shareholders any nomination(s) by any shareholder(s).

(b)  Content of Notice.  A shareholder’s notice of nominations for a meeting of shareholders shall set forth:

(i)  as to each person whom the shareholder proposes to nominate for election or reelection as a director (1) such person’s name, (2) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, (3) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (4) a completed and signed written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be in the form used for other directors of the corporation and provided by the Secretary upon written request), and (5) a written representation and agreement (in such form as shall be provided by the Secretary upon written request) that such person (A) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) and in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation; and

(ii)  as to the shareholder giving the notice (1) the name and address, as they appear on the corporation’s books, of such shareholder and any (A) person controlling, directly or indirectly, or acting in concert with, such shareholder, (B) beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder or (C) person controlling, controlled by or under common control with a person or beneficial owner identified by (A) or (B) above (each, a “Shareholder Associated Person”), (2) the class and number of shares of stock of the corporation that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person, (3) a description of all other securities or contracts, with a value derived in whole or in part from the value of any shares of stock of the corporation, held by or to which the shareholder or any Shareholder Associated Person is a party, (4) a description of any material relationships, including financial transactions and compensation, between the shareholder and the proposed nominee(s), and (5) a representation and other appropriate evidence that the shareholder is a holder of record of shares of stock of the corporation entitled to vote for the election of directors at the meeting, will continue to be a holder of record of shares of stock entitled to vote for the election of directors through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

(c)  Consequences of Failure to Give Proper Notice.  No person shall be eligible to serve as a director of the corporation unless nominated in accordance with the procedures set forth in this By-Law.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 5, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to the matters set forth in this Section 5.

Section 6.  Notice of Business to be Brought Before a Meeting, Other than Director Nominations.  At any meeting of shareholders, the proposal of business (other than nomination and election of directors, which shall be subject to Article III, Section 5) to be considered by the shareholders may be made (x) pursuant to the corporation’s notice of the meeting (or any supplement thereto), (y) by or at the direction of the Board of Directors, or (z) by any shareholder of record of the corporation entitled to vote on the business at the meeting who complies with the notice procedures set forth in this Section 6. This Section 6 shall be the exclusive means for a shareholder to propose business to be considered at a meeting of the corporation’s shareholders.

(a)  Timing of Notice.  For a shareholder to properly propose business to be considered at a shareholder meeting, such shareholder’s notice of business to be considered at such meeting must be delivered to the Secretary of the corporation, or mailed and received at the principal executive offices of the corporation, not less than 120 days before the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, such notice will be timely only if so delivered or mailed and received no later than the later of 120 days prior to the date of the meeting or 10 days after the first public announcement of the date of the annual meeting. In the case of a special meeting of shareholders, a shareholder’s notice of business to be considered at the meeting must be so delivered or mailed and received within 10 days after the first public announcement of such special meeting.  Except to the extent otherwise required by law, the adjournment of a meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as describe above.

(b)  Content of Notice.  A shareholder’s notice of business to be considered shall set forth

(i) as to each item of business the shareholder proposes to bring before the meeting (1) a reasonably brief description of the business desired to be considered, (2) the reasons for considering such business at the meeting, (3) the text of the business to be considered (including the text of any resolutions proposed for consideration), and (4) a reasonably detailed description of all agreements, arrangements and understandings between or among the shareholder and any such beneficial owner in connection with the proposal of such business by such shareholder;

(ii) as to the shareholder giving the notice, (1) the name and address, as they appear on the corporation’s books, of the shareholder and any Shareholder Associated Person, (2) the class and number of shares of stock of the corporation that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person, (3) a description of all other securities or contracts, with a value derived in whole or in part from the value of any shares of stock of the corporation, held by or to which the shareholder or any Shareholder Associated Person is a party, (4) any material interest of the shareholder or any such Shareholder Associated Person in the business the shareholder proposes to bring before the meeting and (5) a representation and other appropriate evidence that the shareholder is a holder of record of shares of stock entitled to vote on such business at the meeting, will continue to be a holder of record of shares of stock entitled to vote on such business through the date of the meeting, and intends to appear in person or by proxy at the meeting to propose the item of business.

(c)  Consequences of Failure to Give Proper Notice. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at a shareholder meeting except in accordance with the procedures set forth in this Section 6; provided, however, that a proposal submitted by a shareholder for inclusion in the corporation’s proxy statement for an annual meeting that is appropriate for inclusion therein and otherwise complies with the provisions of Rule 14a-8 under the Securities Exchange Act of 1934 (including timeliness) shall be deemed to have also been submitted on a timely basis pursuant to this Section 6.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the By-Laws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.  Notwithstanding the foregoing provisions of this Section 6, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to the matters set forth in this Section 6.

Section 7.  Relation to Exchange Act. Nothing in these By-Laws shall be deemed to affect any right of a shareholder to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Section 8.  Broker Non-Votes and Abstentions.  Except as otherwise required by law, the corporation’s Articles of Incorporation or these By-Laws, broker non-votes and abstentions cast for or at an annual meeting of shareholders shall be considered for purposes of establishing a quorum but shall not be considered as votes cast for or against any proposal or director nominee.

ARTICLE IV.
OFFICERS

Section 1.  The officers of the corporation shall consist of a President, a Secretary and a Treasurer, and such other officers and agents as may from time to time be elected by the Board of Directors.  Any two (2) offices, except those of President and Vice President, may be held by one (1) person.

Section 2.  At the annual meeting of the Board of Directors, the Board shall elect from their number a President and shall, from within or without their number, elect a Secretary and Treasurer and such other officers as may be deemed advisable.  Such officers shall hold office until the next annual meeting or until their successors are elected and qualify, provided, however, that any officer may be removed with or without cause by the affirmative vote of a majority of the whole Board of Directors.

Section 3.  The President shall be chief executive officer of the corporation, shall preside at all meetings of the shareholders and directors, and shall have such other duties as may be prescribed from time to time by the Board of Directors.

Section 4.  The Secretary shall be secretary of and shall attend all meeting of the shareholders and Board of Directors.  He shall act as clerk thereof and shall record all the proceedings of such meetings in the minute book of the corporation. He shall give proper notice of meetings of shareholders and directors.  He shall keep the seal of the corporation and shall affix the same to any instrument requiring it and shall attest the seal by his signature.  He shall, with the President, sign all certificates for shares of the corporation and affix the corporate seal thereto, and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

Section 5.  The Treasurer shall keep accurate accounts of all monies of the corporation received or disbursed.  He shall deposit all monies, drafts, and checks in the name and to the credit of the corporation in such banks and depositories as a majority of the whole Board of Directors shall designate from time to time.  He shall have the power to endorse for deposit all notes, checks and drafts received by the corporation.  He shall disburse the funds of the corporation as ordered by the Board of Directors, taking proper vouchers therefor.  He shall render to the President and directors, whenever required, an account of all his transactions as treasurer and of the financial condition of the corporation and shall perform such duties as may be prescribed by the Board of Directors from time to time.

Section 6.  If there be a vacancy in the officers of the corporation by reason of death, resignation or otherwise, such vacancy shall be filled, for the unexpired term, by the Board of Directors.

ARTICLE V.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall indemnify each director, officer, employee, or agent of the corporation, and any person serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him to the fullest extent to which officers and directors may be indemnified under the terms and conditions of the Minnesota Business Corporation Act as now in force or hereafter amended.

The corporation may purchase and maintain insurance on behalf of any person who may be indemnified to the extent of his right to indemnity under this Article.

ARTICLE VI.
AMENDMENTS OF BY-LAWS

These By-Laws may be amended or altered by the vote of a majority of the whole Board of Directors.  Such authority in the Board of Directors is subject to the power of shareholders to change or repeal such By-Laws by a majority vote of the shareholders present and represented at any annual meeting or at any special meeting called for such purpose, and the Board of Directors shall not make or alter any By-Law fixing their qualifications, classifications, term of office, or number, except the Board may make or alter any By-Law to increase their number.